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                                                                   EXHIBIT 10.20


                              EMPLOYMENT AGREEMENT

1.       PARTIES

         This Employment Agreement ("Agreement") is entered into by and between Pharmion Corporation, a Delaware corporation whose principal place of business is located at 4865 Riverbend Road, Boulder, Colorado, USA 80301 ("Pharmion" or the "Company"), and Michael Cosgrave of 21 Foxwood Close, Feltham, Middlesex, England. The parties understand and agree that Pharmion may assign this Agreement to one of its subsidiaries or related companies and that Mr. Cosgrave may be employed by one of Pharmion's subsidiaries or related companies pursuant to this Agreement.

2.       START DATE AND DURATION

         Your employment will begin November 1, 2000, and shall continue indefinitely subject to termination in accordance with Sections 14, 18 and 20 of this Agreement.

3.       JOB TITLE AND RESPONSIBILITIES

         You shall be required to undertake such duties as the Company specifies and which are consistent with your position within the Company. This may from time to time involve the provision of your services by the Company to other companies owned by or related to Pharmion.

         Your job title will be Vice President/Regional Director.

         Your duties will include coordination of the marketing and selling activities of distributors of Pharmion's products (including products licensed to Pharmion) in Greece, Turkey, the Middle East, Africa, Asia, Australia and New Zealand on behalf of Pharmion.

         You shall report to whomsoever the Company may nominate from time to time. Initially, you will report directly to the Company's President (currently Patrick Mahaffy). Unless otherwise expressly stated in this Agreement, all consents, approvals and authorizations which you are required to obtain from the Company shall be given by the President or such other person as Pharmion shall specify or the President shall nominate from time to time.

         Your duties and this appointment may be performed by you solely or jointly with whomsoever the Company may appoint.

         The Company may require that you do not perform any duties and/or do not appear at the Company's premises (or the premises of any of the Company's subsidiaries or related companies) during any period of suspension or while you are under notice of termination of your employment provided that you continue to be paid the salary and benefits to which you are entitled under this Agreement and provided that the period of any such requirement does not exceed three (3) months.


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         In particular, but without limitation, you are required to comply with the following while you are employed by the Company:

         (a)      Provision of Information

                  You shall keep the President promptly and fully informed (in writing if so required) of your conduct of Pharmion's business.

         (b)      Business Plans and Budgets

                  You shall attend meetings as required to discuss business plans. You shall prepare annual budgets in a form to be agreed by Pharmion to be submitted to Pharmion for approval by the required deadline.

         (c)      Limits on entering into contracts

                  Without the advance approval of the President, you may not conclude contracts for the sale of Company products (including products licensed by the Company) on behalf of the Company or any subsidiary or related company.

                  You shall not commit the Company or any of its subsidiaries or related companies to any other contract or obligation involving a financial commitment exceeding the relevant amount authorized by a budget approved by Pharmion.

                  You shall not cause the Company or any of its subsidiaries or related companies to enter into any commitment, contract or arrangement otherwise than in the normal course of business and within the scope of your normal duties.

         (d)      Credit

                  You shall not pledge the credit of the Company or the credit of any of the Company's subsidiaries or related companies or grant any security, charge, lien or encumbrance over any or all of its or their assets.

         (e)      Guarantees

                  You shall not bind or purport to bind the Company or any of the Company's subsidiaries or related companies in guaranteeing or acting as surety for the debt or liability of any other person.

         (f)      Recruiting

                  You shall not engage any person as an employee, or as a self-employed subcontractor or consultant, unless either such recruitment has been authorized by the relevant budget or you have obtained the prior written approval of Pharmion.

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         (g)      Media Coverage

                  You shall not make or give any statement announcement or interview to the press, a radio or television network or any other medium of communication on any matter concerning the Company, or any of the Company's subsidiaries or related companies, or any past or present or prospective customer or client of the Company without the prior written approval of the President.

         (h)      Advertising

                  You shall comply with the Company's rules and procedures in relation to the placement of any advertisement in any newspaper, magazine or other medium, of communication.

4.       NORMAL PLACE OF WORK

         Initially, you may base your primary work office in either Malta or Thailand. However, because your duties will involve travel to customer's locations, you may be required to travel anywhere in the World as is necessary for the proper performance of your duties. It is envisioned that you will be required to spend the majority of your time outside of Malta and Thailand. The Company reserves the right to assign you to any of its other subsidiaries or related companies and/or require you to be based at any place in the World. You will be given at least 3 months' notice of any such change.

5.       WHOLE TIME AND ATTENTION

         During your employment with the Company you shall devote your best efforts to promoting Pharmion's business and may not, without the prior written consent of the Company (and even then subject to any terms and conditions the Company may reasonably impose), engage or be interested in (in either case, whether directly or indirectly) any other business or employment.

         During your working hours you shall devote your whole time and attention to your duties for Pharmion and shall not be engaged in any other activities without the Company's prior written consent.

         You may not hold more than 5% of the issued securities of any class of shares in the Company or any of its subsidiaries or related companies.

6.       CONFIDENTIAL INFORMATION

         You acknowledge that signing and complying with the Confidential Information and Invention Assignment Agreement ("Confidential Information Agreement"), attached as Appendix A, is a condition of your employment with the Company. You therefore agree to sign and comply with the Confidential Information Agreement and acknowledge that by beginning employment with the Company, you will be deemed to have signed and agreed to all provisions of the Confidential Information Agreement.


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7.       NORMAL WORKING HOURS

         Due to the nature of your current assignment (and, in particular, the fact that your current duties require you to work at distributors' premises) you do not currently have any normal hours of work.

         You are required to work such hours as are necessary for the proper performance of your duties.

8.       SALARY

         Your basic salary will be at the rate of 150,000 pounds sterling per year. Your salary will be reviewed in accordance with the Company's procedures from time to time.

         Should you be required to pay (or to have withheld) income tax in any country in respect of your basic salary, the Company shall increase your basic salary to the rate at which your net after tax salary rate shall be US $225,000 per year. Any such increase shall not be regarded as an increase in basic salary for the purposes of calculating any entitlement to benefits (e.g., the Company's contributions to your personal pension scheme).

         The Company may arrange for payment of all or any part of your basic salary (or the provision of any benefit) by any of its subsidiaries or related companies in satisfaction of its obligations hereunder.

9.       RENTAL ALLOWANCE

         You will be paid a rental allowance at the rate of US $2,000 per month. This will be paid to you in the United Kingdom in pounds sterling (the sterling equivalent for each monthly payment being calculated using the Applicable Exchange Rate for the date of each such payment). For purposes of this Section 9, the "Applicable Exchange Rate" for a particular date shall be the spot rate specified in the UK Financial Times on the immediately preceding Quarter Day (the "Quarter Days" shall be January 1st, March 1st, June 1st and September 1st) or, if such Quarter Day falls on a Sunday, the following Monday. At your election and direction, the Company will directly deposit the monthly rental allowance payments into a UK bank account designated by you.

10.      TERMINATION PAYMENT OWED BY NEXSTAR PHARMACEUTICALS INTERNATIONAL LTD.

         You have informed the Company that pursuant to an employment contract between you and NeXstar Pharmaceuticals International Ltd (NeXstar), NeXstar will be obligated to pay you a termination payment (the "NeXstar Termination Payment") upon the termination of your employment with NeXstar. In the event that NeXstar fails and refuses to pay you the NeXstar Termination Payment, the Company, at its sole option, will either (i) pay to you the amount of the NeXstar Termination Payment, or
         (ii) reimburse you for your reasonable legal expenses, including your reasonable attorney's fees, incurred in bringing legal action against NeXstar to obtain payment of the NeXstar Termination Payment.

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11.      EXPENSES

         The Company shall reimburse you all expenses reasonably and necessarily incurred by you in the proper performance of your duties in accordance with the Company's staff expenses policy as amended from time to time. Such reimbursement will be made within two (2) months of the date on which such expenses have been incurred provided that you supply the Company with evidence satisfactory to the Company that such expenditure has been properly incurred within one (1) month of the date on which such expenditure is incurred.

         All reimbursements of expenses shall be made directly into your nominated UK bank account in pounds sterling. Any expenditure incurred in another currency shall be converted to pounds sterling using the Applicable Exchange Rate for the date on which the expenditure has been incurred.

         If the Company advances to you any sums in anticipation of future expenses to be incurred, such sums are the property of the Company. You are required to repay immediately on demand the outstanding balance of any such advance against which expense claims have not been properly submitted within one (1) month of the date on which such sums are advanced to you. If you do not repay such outstanding sums, the Company is hereby irrevocably authorized to deduct the same (or any part thereof) from any payment due to you from the Company under Section 8 or Section 9 above, or any money owed to you by the Company on or after termination of your employment (and such deduction shall be without prejudice to the Company's right to seek repayment by you of any part still outstanding thereafter).

12.      WORK PERMITS

         The Company shall assist you in any endeavors to acquire the necessary work, residential and other permits or visas required for this assignment and any further assignment and the Company shall reimburse you for any reasonable costs incurred in obtaining such permits within two (2) months on the date on which you incur such costs provided that you supply the Company with evidence satisfactory to the Company that such costs have been properly incurred within one (1) month of the date on which such expenses are incurred.

13.      HOLIDAY

         (a)      Entitlement

                  The Company's holiday year is the calendar year. In addition to local public holidays (i.e., those applying to the jurisdiction in which you are working on a particular day), you are entitled to 22 working days' paid holiday per year to be taken at times convenient to the Company.

                  During your first and last calendar years of employment with the Company your holiday entitlement will be calculated at the rate of 1.8 days for each complete calendar month of employment with the Company in the Company's holiday year.

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                  Your accrued holiday entitlement shall be calculated by
                  rounding up to the nearest half day.

         (b)      Procedures

                  You may not take holidays without the prior approval of the Company.

                  Your accrued holiday entitlement may not be carried forward from holiday year to holiday year without the prior written approval of the Company (which will not normally be given). Any holiday entitlement which has not been used by the end of the holiday year or carried forward to the next holiday year will be forfeited without pay.

         (c)      Termination of Employment

                  Except in the case of termination of your employment resulting from your gross misconduct, the Company will compensate you for any accrued but untaken holiday entitlement outstanding on termination of your employment at the rate of 1/260th of your annual basic salary for each accrued but untaken day of holiday.

                  If you have taken in excess of your accrued holiday entitlement on termination of your employment you must repay to the Company the excess holiday pay paid to you at the rate of 1/260th of your annual basic salary for each day's holiday taken in excess of your entitlement. If you do not repay immediately on demand such excess holiday pay the Company is hereby irrevocably authorized to deduct such amount (or any part thereof) from any money owed to you (including salary) by the Company on or after termination of your employment (and such deduction shall be without prejudice to the Company's right to seek repayment by you of any part still outstanding thereafter).

                  The Company reserves the right to insist that you take some, all or none of any outstanding holiday entitlement during your notice period. Your holiday entitlement will accrue during your notice period.

14.      SICKNESS

         (a)      Notification

                  If you are absent from work due to sickness or injury you must inform the relevant person at the premises where you planned to work that day by 10 a.m. on your first day of absence. You must also inform the President (or the President's designated representative) within 24 hours of any absence from work. You must keep these persons regularly informed of the reasons for and expected duration of your absence.

                  If you are absent for more than 7 consecutive days (including weekends and holidays) you must provide the Company with a medical certificate on the 8th day and thereafter weekly.


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                  Immediately following your return to work after any period of absence due to sickness or injury you are required to complete a self-certification form recording the duration of your absence and the reasons for your absence. A copy of any such self certification form must be faxed to the Company's appropriate representative and will be retained in the Company's records.

                  Any unauthorized absence: must be explained and failure to do so may be treated as a disciplinary matter.

         (b)      Sick Pay

                  If you are absent from work due to sickness or injury and comply with the requirements of Subsection 14(a) above regarding notification you will continue to be paid 75% of your basic salary for a maximum aggregate of 13 weeks in any 12 month period. Your benefits will be continued during this 13 week period (although the Company's pension contributions will be based on your reduced basic salary during any such period of absence).

                  The Company reserves the right to require you to be examined at any time by an independent doctor of its choice and at its expense and to cease payment of your basic salary forthwith if it is advised by that doctor that you are fit to return to work. Failure to attend any examination without reasonable cause shall entitle the Company to cease payment of your basic salary forthwith.

         (c)      Injury, Actionable Nuisance or Negligence caused by Third
                  Parties

                  If your absence is due to injury or actionable nuisance or negligence caused by a third party or third parties all payments made to you under this Section by the Company shall to the extent that compensation is recoverable from any third party (or would be but for this Section) constitute a loan to you from the Company and shall be repaid by you when and to the extent that the Company requests such repayment.

                  You shall take such action as the Company may reasonably require in connection with pursuing a claim against such third party in respect of the event which caused the ill health or injury in order to recover for the benefit of the Company the costs of continuing your employment.

         (d)      Termination of Employment

                  If you are absent from work due to ill health for a period or periods exceeding 14 weeks in any period of 12 months the Company is entitled to terminate your employment by giving you your statutory minimum notice (at least 1 week's notice for each completed year of continuous service, subject to a maximum of 12 weeks).

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15.      PENSION AND RETIREMENT

         The Company shall make monthly contributions at the rate of 10% of your basic monthly salary into a personal pension scheme of your choice. The Company's contributions will be based on your reduced basic monthly salary in respect of any period of absence in respect of which you receive Company Sick Pay.

         There is no contracting out certificate in force in respect of your employment.

         The normal retirement age for your employment is 65 years. The Company reserves the right to depart from this retirement age if the Company considers that this is appropriate.

16.      PRIVATE MEDICAL, DISABILITY AND LIFE INSURANCE

         You (and any eligible family members) will be entitled to participate in the Company's private medical insurance plan in accordance with the Company's policy in force from time to time. The Company reserves the right to amend this plan and/or the coverage provided from time to time at its sole discretion. In addition, you will be entitled to participate in the Company's long term disability and life insurance plans in accordance with the terms and conditions of such plans as those plans are in force from time to time.

         Should you be required to pay (or have withheld) income tax in any country in respect of the provision of such insurance coverage, the Company shall make you a payment to offset such tax liability.

17.      CAR

         The Company will provide you with the use of a vehicle for business and private use in accordance with the Company's policy as amended from time to time. Insurance costs, maintenance costs and any vehicle registration tax relating to the vehicle will be reimbursed to you by the Company. You will be reimbursed for the cost of fuel for that vehicle for business and private use. You will be reimbursed for such expenses within two (2) months of such expenses being incurred, provided that you supply the Company with evidence satisfactory to the Company that such expenses have been incurred within 12 months of the date on which such expenses are incurred.

         Should you be required to pay (or have withheld) income tax in any country in respect of the provision of such vehicle, the Company shall make you a payment to offset such tax liability.

18.      NOTICE OF TERMINATION OF EMPLOYMENT

         You or the Company may terminate your employment at any time by giving the other party not less than three (3) months' advance written notice of such termination.

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19.      TERMINATION PAYMENT

         If your employment is terminated (by either party) the Company will make you a termination payment equivalent to 1 month's basic salary (at the rate applicable on the date on which your employment terminates) in respect of each completed year of continuous service, subject to a maximum payment equivalent to 12 months' basic salary. Should you be required to pay (or have withheld) income tax in any country in respect of such termination payment, the Company shall increase such termination payment to an amount such that the net after tax amount shall be equivalent to 1 month's salary per completed year of service.

         Such termination payment shall be in addition to any compensation due to you by reason of any breach of contract by the Company.

         You will not be entitled to any such termination payment if

         (a) your employment is terminated by reason of your gross misconduct;

         (b) your employment is terminated by the Company in accordance with Section 20 below; or

         (c) you terminate your employment without giving the Company the required notice.

20.      TERMINATION OF EMPLOYMENT WITHOUT NOTICE

         Notwithstanding any other provision of this Agreement the Company shall (without prejudice to its other rights and remedies) be entitled to terminate your employment without notice and without pay in lieu of notice in appropriate circumstances including where you:

         (a) commit any serious or persistent breach of your obligations under this Agreement; or

         (b) refuse or neglect to comply with any lawful order or direction given by the Company; or

         (c) are guilty or the Company has reasonable grounds to believe you are guilty of any gross negligence, default or misconduct in connection with or affecting the business of the Company or any of the Company's subsidiaries or related companies; or

         (d) conduct yourself in a manner prejudicial to the Company or any of the Company's subsidiaries or related companies; or

         (e) are convicted of an offence or give the Company reasonable grounds for believing you are guilty of an offense (other than an offense which in the opinion of the Company does not affect your position within the Company); or

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         (f)      become of unsound mind, are made bankrupt or have a receiving order made against you or make any general composition with your creditors or take advantage of any statute for the time being in force affording relief for insolvent debtors; or

         (g) are guilty or give the Company reasonable grounds for believing you are guilty of abusing drugs or other narcotics at any time or alcohol during working hours or where abuse of alcohol (whenever occurring) impacts on your working day; or

         (h) are no longer authorized or permitted to carry out your duties by reason of your immigration status.

         You shall have no claim against the Company for damages or otherwise by reason of termination of your employment by the Company in accordance with this Section 20.

21.      SERVICE OF NOTICE

         Any notice required to be given under this Agreement shall be in writing and shall be deemed served if it is personally delivered or sent by first class registered post to the last known address of the other party. Any notice so posted shall be deemed served upon the seventh day following that on which it was posted.

22.      RETURN OF COMPANY PROPERTY

         Upon termination of your employment you shall immediately return to the Company any property including without limitation any company car, mobile telephone, files, reports, analyses, charts, records, materials, drawings, computer hardware and software, keys, petrol cards, etc. and any copies of the same, belonging or relating to the Company (or any of the Company's subsidiaries or related companies) or its (or their) business associates which you made or received during the course of your employment with the Company and which are in your possession or under your control.

23.      DISCIPLINARY PROCEDURE

         The Company does not have a prescribed disciplinary procedure in respect of your employment.

24.      GRIEVANCE PROCEDURE

         If you have a grievance relating to your employment you should raise the matter directly with Pharmion's President (currently Pat Mahaffy) whose decision will be final and binding.

25.      COLLECTIVE AGREEMENTS

         There are no collective agreements which directly affect the terms and conditions of your employment.

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26.      WHOLE AGREEMENT

         This Agreement constitutes the whole agreement between you and the Company relating to your employment with the Company and supersedes and cancels any prior agreements between you and the Company with the exception of the Confidential Information Agreement which is attached to this Agreement as Appendix A.

27.      GOVERNING LAWS

         This agreement shall be governed by the laws of England.

         THE PARTIES have read, accepted and signed this Agreement on the dates adjacent to their respective signatures.


PHARMION CORPORATION


By:  /s/ Patrick Mahaffy                        Date:         1/05/01
   -------------------------------------             ---------------------------
Its:  President & CEO
    ------------------------------------

MICHAEL COSGRAVE


/s/ Michael Cosgrave                            Date:         1/05/01
----------------------------------------             ---------------------------


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